As filed with the Securities and Exchange Commission on

August 10, 2006

REGISTRATION NO. 333-134071

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

STOCKTRADE NETWORK INC.

(Name of Small Business Issuer in its Charter)

Delaware	6211	13-4018124
(State or other jurisdiction Of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39 BROADWAY, SUITE 740,

NEW YORK, NY 10006

212-344-8484

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

ANTHONY FUSCO

PRESIDENT

STOCKTRADE NETWORK INC.

39 BROADWAY, SUITE 740,

NEW YORK, NY 10006

(212) 344-8484

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9 SOUTH, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001 per share	4,816,255(1)	$.03(1)	$144,487.65	$17.01

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national stock exchange.

(1) Represents shares owned by 185 of our selling security holders which can be sold at a price of $.03 per share until our shares of common stock are quoted on the OTC Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED	, 2006.

PROSPECTUS

STOCKTRADE NETWORK INC.

4,816,255 SHARES OF COMMON STOCK

Our selling stockholders are offering to sell 4,816,255 shares of our common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is presently not trading on any public market or securities exchange. Our common stock is not traded on any national stock exchange. Represents shares owned by 185 of our selling security holders which can be sold at a price of $.03 per share until our shares of common stock are quoted on the OTC Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices.

The date of this prospectus is	, 2006

TABLE OF CONTENTS

ABOUT OUR COMPANY

SUMMARY FINANCIAL DATA

RISK FACTORS

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DIVIDENDS

PENNY STOCK CONSIDERATIONS

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

BUSINESS – OUR COMPANY

DESCRIPTION OF PROPERTY

LEGAL PROCEEDINGS

MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL STOCKHOLDERS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DESCRIPTION OF SECURITIES

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

WHERE YOU CAN FIND MORE INFORMATION

TRANSFER AGENT

LEGAL MATTERS

EXPERTS

INDEX TO FINANCIAL STATEMENTS	F-1

i

 ABOUT OUR COMPANY

We are a Delaware corporation that was formed in July 1998, under the name Northport Equity Trading, Inc. We are a result of the merger of Northport Holding Inc. and Northport Equity Trading, Inc. On January 1, 2000, Northport Holding Inc. merged into Northport Equity Trading, Inc. On January 3, 2000, we changed our name to Stocktrade Network, Inc. Our principal office is located at 39 Broadway, Suite 740, New York, New York 10006. Our telephone number is (212) 344-8484. Anthony Fusco is the only Director and our only officer/employee that works for the company.

Our business operations currently consist of managing our only operating business, International Monetary Corporation/Legend Securities, Inc. Legend Securities, Inc.’s principal business is stock brokerage. We own 68.13% of International Monetary Corporation which owns 99% of Legend Securities, Inc. We acquired our interest in August 2001. We own a majority of the shares in IMC and IMC is the majority shareholder in Legend Securities and therefore we have control of both entities. IMC is a holding company currently existing for the sole purpose of owning Legend Securities. Although IMC may have other business activities in the future there are no such plans at this time. Legend is a full service Broker Dealer registered with the Securities and Exchange Commission (SEC) and the National Association of Securities Dealers (NASD). Our President Anthony Fusco acts as an officer and director of both companies for the benefit of Stocktrade. Mr. Fusco works full time for Legend as the Chief Executive Officer and in such capacity controls the general direction in which the Legend operates. He participates in the staffing, policy and procedures of Legend. Legend has approximately twenty NASD registered brokers at this time who are independent contractors and therefore not Legend employees. Legend also has five people who serve as management and administration to support its brokers. Legend has offices located at 39 Broadway, Suite 740, New York, New York 10006. Their phone number is (212) 344-5747. We presently intend to maintain our interest in IMC/Legend.

Our interest in IMC was acquired through the conversion of a loan in January 2002 as well as further investment in IMC at the same time. Our intention is to continue to try to grow this business in all facets. We intend for the growth to come from the areas of traditional growth in the financial industry such as full service brokerage, discount brokerage, institutional brokerage, active trading brokerage and possibly investment banking. We may make future investments in Legend and Legend may grow by acquiring other companies although no plans currently exist for such acquisition. At this time, we do not intend to become involved in the management of additional companies except for Legend. However, as business opportunities present themselves we may become involved in the management of other companies to capitalize on such opportunities.

Anthony Fusco is the only employee directly working for the company on a full time basis. Mr. Fusco currently manages Legend on a day to day basis.

Our selling shareholders listed in this registration statement acquired their shares several years ago in either a Regulation D, Rule 504 offering, a Regulation D Rule 505 offering, founders shares or gift shares. Specifically, Northport Holdings, Inc. undertook a Regulation D Rule 504 offering in 1998. It sold 557,825 shares of its common stock at $2.00 per share. When Northport Holding, Inc. merged into Northport Equity Trading, Inc., such shareholders received 2 shares of Northport Equity Trading, Inc. for each share of Northport Holding, Inc. stock. Northport Equity Trading, Inc. undertook a Regulation D Rule 505 offering in late 1998 and 1999. It sold 2,020,564 shares of its common stock for $2.00 per share. In addition, some of the shareholders shares being registered are founders shares, gift shares and issued in the TSI transaction. Although we are not required to register the selling shareholder shares, we have determined it is in our best interest to register all the selling shareholders shares because this will assist the market maker who submits a Form 211 to have our shares of common stock quoted on the OTC Bulletin Board.

Where You Can Find Us

Our principal executive office is at 39 Broadway, Suite 740, New York, NY 10006.

SUMMARY FINANCIAL DATA

The following consolidated summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the year ended December 31, 2005 are derived from our audited financial statements included elsewhere in this Prospectus. Our fiscal year end is December 31.

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005	For the Fiscal Year Ended December 31, 2005	For the Fiscal year Ended December 31, 2004
Statement of Operations Data:
Revenues	$319,391	321,231	$1,285,039	$1,325,030
Net Income (Loss)	$(40,324)	(46,221)	$(221,379)	$(185,690)
General and
Administrative expenses	$72,023	40,234	$324,197	$313,649

	As of March 31, 2005	As of December 31, 2005
Balance Sheet Data:
Cash	$27,088	$41,817
Total Current Assets	$210,309	$177,477
Total Assets	$258,453	$227,355
Total Liabilities	$655,852	$624,430
Stockholders Equity	$(397,399)	$(397,075)

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words “we”, “our” or “us” refer to Stocktrade Network Inc. and not to the selling stockholders.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern. Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. As of March 31, 2006, we have incurred a net loss of $40,324 and an accumulated deficit of $5,419,328. Our net losses have decreased in recent quarters. If we cannot generate sufficient revenues from our operations, we may not be able to implement our business plan and may be forced to cease our business activities.

No assurance of profitability and anticipated losses. We were incorporated in January 1998. We have incurred losses since our inception and there can be no assurance that our revenues will increase in the future or that we will ever achieve or sustain profitability.

Management Has Broad Discretion In Choosing Businesses For Us To Make Equity Investments In and Our Investors Will Have No Say in Such Matters. Our Board of Directors has discretion to allocate funds, inasmuch as they have authority to approve or disapprove equity opportunities in their discretion. As a result, investors are reliant on the ability of our current and future management to make equity investments to suitable businesses. Our investors will have no say in such matters.

Since We Have Not Identified Possible Acquisitions and Our Acquisitions Are Part of Our Growth Plan, The Failure to Effectuate Such Potential Acquisitions may result in Our Failure To Grow. One of our strategies to maximize our growth is to increase our equity portfolios through acquisitions of our respective portfolios. We have not entered into any negotiations to acquire any such target companies or portfolios. We can make no assurances that we will be able to acquire any companies or portfolios. Our shareholders will fund any acquisitions of portfolio companies, but there is no assurance that our shareholders will have sufficient funds to finance such acquisitions. In addition, our shareholders may not have the opportunity to review the financial statements of any of the companies or portfolios that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. As a result, investors are reliant on the ability of our current and future management to successfully identify acquisitions.

Shareholders may experience significant dilution if we issue shares available for issuance and such issuances may adversely affect any market place that may be established.

We are authorized to issue 15,000,000 shares of our common stock (although we have received approval from our shareholders to increase our authorization to 100,000,000 shares). 9,982,525 shares of our common stock are issued and outstanding. Therefore, we have 5,017,475 shares of authorized but unissued capital stock available for issuance without further shareholder approval. In addition, we are authorized to issue 5,000,000 shares of our preferred stock. No preferred shares are issued and outstanding. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

Risks Related to Our Business

We operate in a highly regulated industry and compliance failures could adversely affect our business. We operate under extensive regulation, which increases our cost of doing business and is a limiting factor on the operations and development of our business. The SEC, the NASD and other self-regulatory organizations, commonly called SROs, and state securities commissions regulate us. Outside the United States, we also may be subject to regulation by securities regulatory authorities in the countries where our customers are located. The securities industry in the United States is subject to extensive regulation covering all aspects of the securities business, including:

* sales methods;

* trade practices;

* use and safekeeping of customer funds and securities;

*capital structure;

* record-keeping;

* financing of customers’ purchases; and

* conduct of directors, officers and employees.

Failure to comply with any of the laws, rules or regulations applicable to us, even inadvertently, could lead to adverse consequences including censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of directors, officers or employees. Any of these adverse consequences could affect our business. It is also possible that any noncompliance could subject us to criminal penalties and civil lawsuits. An adverse ruling against us or our officers or other employees could cause our subsidiaries or our officers and other employees to pay a substantial fine or settlement, and could result in their suspension or expulsion. Any of these events could have a material adverse effect on our business.

Changes in legislation or regulations may affect our ability to conduct our business or reduce our profitability. The regulatory environment in which we operate may change. These changes may affect our ability to conduct our business or reduce our profitability. Our activities may be affected not only by legislation or regulations of general applicability, but also by industry-specific legislation or regulations. The SEC, other U.S. or foreign governmental authorities, the NASD or other SROs may adopt new or revised regulations which affect our business. Changes in the interpretation or enforcement of existing laws and rules by those entities may also affect our business.

In addition, we use the Internet as the distribution channel to provide services to our customers. A number of regulatory agencies have recently adopted regulations regarding customer privacy and the use of customer information by service providers. Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, taxation, content and quality of products and services delivered over the Internet. Complying with these laws and regulations is expensive and time consuming and could limit our ability to use the Internet as a distribution channel.

Servicing customers outside the United States involves special challenges that we may not be able to meet, which could negatively impact our financial results. To date, almost all of our operations have been limited to physical facilities in the United States. However, we have customers residing in foreign countries where foreign jurisdictions may claim that we are required to qualify to do business in their country. For example, Canadian authorities have advised us that doing business with Canadian customers requires registration with the applicable authorities. We believe that the number of our customers residing outside of the United States will increase over time. We are required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and operating results.

In addition, in the future we may choose to offer foreign securities brokerage services. There are certain risks inherent in doing so. Among other risks, we may face less developed technological infrastructures, less developed automation in exchanges, depositories and national clearing systems, exchange rate fluctuations, increased credit risk and unexpected changes in regulatory requirements, tariffs and other trade barriers. If we choose to do business through an international entity, we may also face barriers to repatriation of foreign earnings. Any of these factors could have a material adverse effect on our future international operations and consequently on our business, financial condition and operating results.

Substantial competition could reduce our market share and harm our financial performance. The market for electronic brokerage services is young, rapidly evolving and intensely competitive. We expect the competitive environment to continue in the future. We face direct competition from numerous online and software-based brokerage firms, including Charles Schwab & Co., Inc., E*TRADE Group, Inc., TD Waterhouse Group, Inc., Ameritrade, Inc. and TradeStation Group, Inc. We also encounter competition from the broker-dealer affiliates of established full commission brokerage firms as well as from financial institutions, mutual fund sponsors and other organizations, some of which provide online brokerage services. Some of our competitors have greater financial, technical, marketing and other resources, and have greater name recognition and a more extensive customer base than we do.

This intense competition has resulted in several trends that may adversely affect our financial condition and results of operation, including the implementation of new pricing strategies, consolidation in the industry and increased emphasis on advertising and promotional efforts.

We believe that the general financial success of companies within the online securities industry will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial information and others. These companies may provide a more comprehensive suite of services than we do. We may not be able to compete effectively with our current or future competitors.

Our business is primarily transaction-based, and decreases in trading or other changes in our revenue base could harm our business. Our revenues are derived primarily from securities brokerage services, and we expect this business to continue to account for almost all of our revenues. We are directly affected by economic and political conditions, broad trends in business and finance and changes in the conditions of the securities markets in which our customers trade. Over the past several years, volume in the securities market in the United States has fluctuated considerably. During periods of low trading volume, our revenue would be adversely affected. Severe decreases in market prices could also have an impact on our business because of the adverse impact on investor sentiment and losses in investor portfolios.

Our strong dependence upon revenues derived from commissions from option trades may place us at a competitive disadvantage. Our revenue is derived primarily from commissions from stock, options, mutual fund and fixed-income product trades, but stock trades represent approximately 90% of our customers’ trades. The revenues of some of our major competitors may be more diversified than ours, and they may withstand a downturn in the securities industry better than we could.

If we fail to attract customers in a cost-effective manner, our profitability and growth may be impaired. Our profitability and growth depends on increasing our customer base in a cost-effective manner. Although we have not spent significant financial resources on advertising and related expenses and do not plan to in the near future. However, if we raise significant capital, part of the use of proceeds would be designated to the acquisition of new customers, either through advertising or inducing brokers to join our firm. If you choose to spend financial resources on advertising and related expenses there are no assurances that these efforts will be cost-effective at attracting new customers. In particular, we believe that rates for desirable advertising and marketing placements are likely to increase in the foreseeable future, and we may be disadvantaged relative to our larger competitors in our ability to expand or maintain our advertising and marketing commitments. Finally, our sales and marketing methods are subject to regulation by the NASD. The rules and regulations of these organizations impose specific limitations on our sales methods, including our advertising and payments to non-broker-dealers. If we do not achieve our advertising objectives, our profitability and growth may be impaired.

We are subject to various forms of credit risk, and those risks could have a material adverse effect on our financial situation. Through an arrangement with our clearing firms, we extend leverage and margin credit to our customers, which is subject to various regulatory and clearing firm margin requirements. Margin credit is collateralized by cash and securities in the customers’ accounts. Leverage involves securing a large potential future obligation with a proportional amount of cash or securities. The risks associated with margin increase during periods of fast market movements or in cases where leverage or collateral is concentrated and market movements occur. During such times, customers who utilize margin or leverage and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of a liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities that can expose them to risk beyond their invested capital.

We expect this kind of exposure to increase with growth in our overall business. Because we indemnify and hold harmless our clearing firms from certain liabilities or claims, the use of margin, leverage and short sales may expose us to significant off-balance-sheet risk in the event that collateral requirements are not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations.

Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks. Our policies, procedures and practices used to identify, monitor and control a variety of risks may fail to be effective. As a result, we face the risk of losses, including losses resulting from firm errors, customer defaults, market movements, fraud and money-laundering. Our risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods of managing risk are based on internally developed controls and observed historical market behavior, and also involve reliance on industry standard practices. These methods may not adequately prevent future losses, particularly as they relate to extreme market movements, which may be significantly greater than the historical measures indicate. These methods also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing technical software or hardware failures.

We may suffer losses if our reputation is harmed. Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity, and market risks inherent in our business. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

Systems failures and delays could harm our business. We receive and process trade orders through a variety of electronic channels. Our online trading services are heavily dependent on the integrity of the systems supporting them. Our systems and operations, including our Web servers, and those of our third-party service providers are vulnerable to damage or interruption from human error, sabotage, encryption failures, break-ins, intentional acts of vandalism, earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems and operations, and similar events. Our disaster recovery planning cannot account for all eventualities. In addition, extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. While we have invested significant amounts to upgrade the reliability and scalability of our systems, there can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes.

Systems failures or delays may occur in the future and could cause, among other things, unanticipated disruptions in service to our customers, slower system response time resulting in transactions not being processed as quickly as our customers desire, decreased levels of customer service and customer satisfaction and harm to our reputation. If any of these events were to occur, we could suffer:

* a loss of customers or a reduction in the growth of our customer base;

* increased operating expenses;

* financial losses;

* litigation or other customer claims; and

* regulatory sanctions or additional regulatory burdens.

Our business depends on the continued reliability of the Internet infrastructure. If the Internet infrastructure is not maintained appropriately, our business may be harmed. Our business depends on the continued reliability of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage and our business could be materially adversely affected.

Our networks and those of our third-party service providers may be vulnerable to security risks. The secure transmission of confidential information over public networks is a critical element of our operations. Our networks and those of our third-party service providers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our customers’ confidential information or cause interruptions or malfunctions in our operations. We or our service providers may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We or our service providers may not be able to implement security measures that will protect against all security risks.

We will need to introduce new products and services to remain competitive. Our future success depends in part on our ability to develop and enhance our products and services. The financial services industry is characterized by rapid technological change and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. There are significant technical and financial risks in the development of new or enhanced products and services, including the risk that we will be unable to effectively use new technologies or adapt our services to emerging industry standards, or develop, introduce and market enhanced or new products and services. In addition, the adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

Failure to comply with net capital requirements could adversely affect our business. The SEC, the NASD, and other SROs have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Our broker-dealer subsidiary, Legend Securities, Inc. (“Legend”), is required to comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could fine Legend or even suspend or revoke its registration, or the NASD could sanction us, including by limiting our growth or expelling us from membership. Any of these actions could have a material adverse effect on our business.

The net capital requirements also provide that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates, commonly called capital withdrawal, if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealers.

As a holding company, we access the earnings of our broker-dealer subsidiaries through receipt of dividends from those subsidiaries. Net capital requirements may limit our ability to access those earnings.

The loss of or change in our third-party vendors may adversely affect our business. We rely on a number of third parties for various services. These include the services of market makers and exchanges to execute customer orders and other third parties for back-office services and other information necessary to run our business, including transaction summaries, data feeds for compliance and risk management, execution reports and trade confirmations. Third-party content providers provide us with all of the financial information, market news, charts, option and stock quotes, research reports and other fundamental data that we offer to customers.

We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any third-party service provider as a result of systems failures, capacity constraints, unanticipated trading market closures or for any other reason, and our inability to make alternative arrangements in a smooth and timely manner, if at all, may have a material adverse effect on our business, financial condition and operating results.

Our success depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services. Our future success depends heavily upon the continuing services of the members of Legend’s senior management team, in particular its Chief Executive Officer (our President and Director), Anthony Fusco, its President, Salvatore Caruso, its Chief Technology Officer, Mark Sulavka. If one or more of such executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Furthermore, none of our senior management team has employment contracts and this does not allow us to prevent them from leaving our employment. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. If any member of our senior management team or other key personnel leaves our company, our ability to successfully operate our business and execute our business strategy could be impaired. We may also have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

Our exposure to possible litigation could adversely affect our business. Because of the extent and complexity of our regulatory environment and the products we offer, many aspects of our business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

We also face potential indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the third-party content that we distribute online. Computer failures may also result in our widely publishing and distributing incorrect data. Our insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

Losses due to employee or customer fraud could have an adverse effect on our business. We are exposed to potential losses resulting from fraud and other misconduct by employees and customers. Employees may bind us to transactions that exceed authorized limits or present unacceptable risks, hide from us unauthorized or unsuccessful activities or improperly use confidential information. Customers may engage in fraudulent activities, including fraudulent access to legitimate customer accounts or the use of a false identity to open an account, or the use of forged or counterfeit checks for payment.

Such types of fraud may be difficult to prevent or detect, and we may not be able to recover the losses caused by such activities. Any such losses could have a material adverse effect on our business, financial condition and operating results.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties. As participants in the financial services industry, our subsidiaries are subject to laws and regulations, including the Patriot Act of 2001, that require that they know their customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results. As an online broker with customers worldwide, we may face particular difficulties in identifying our customers and monitoring their activities.

Requirements associated with being a public company will require significant company resources and management attention. Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.

However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs. The Sarbanes-Oxley Act of 2002 and the SEC rules implementing that Act have required changes in some of our corporate governance practices and may require further changes. These new rules and regulations will increase our legal and financial compliance costs, and make some activities more difficult, time-consuming or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

Risks Relating to an Investment in Our Common Stock

There is no existing market for our common stock, and we do not know if one will develop, which could impede your ability to sell your shares and depress our stock price. There has not been a public market for our common stock prior to this offering. We intend to have a registered NASD broker-dealer submit a Form 211 to obtain a quotation of our shares of common stock on the OTC Bulletin Board. We have not received any assurances from a registered NASD broker-dealer that it will submit a Form 211 to the NASD. Even if such quotation is obtained, we cannot predict the extent to which a trading market will develop or how liquid that market might become. In the Form 211, the NASD requests specific information about our business and stock structure. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

*	actual or anticipated variations in quarterly operating results;

*	changes in financial estimates by us or by any securities analysts who might cover our stock;

*	conditions or trends in our industry, including trading volumes, regulatory changes or changes in the securities marketplace;

*	changes in the market valuations of other companies operating in our industry;

*	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

*	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

*	additions or departures of key personnel; and

*	sales of our common stock, including sales of our common stock by our directors and officers or our strategic investors.

Provisions in our charter documents and Delaware law could discourage potential acquisition proposals, could delay, deter or prevent a change in control and could limit the price certain investors might be willing to pay for our stock. Certain provisions of our certificate of incorporation and by-laws, to be effective immediately prior to this offering, may inhibit changes in control of our company not approved by our board of directors or changes in the composition of our board of directors, which could result in the entrenchment of current management. These provisions include:

*	a classified board of directors with staggered terms;

*	a prohibition on stockholder action through written consents;

*	a requirement that special meetings of stockholders be called only by the board of directors;

*	advance notice requirements for stockholder proposals and director nominations;

*	limitations on the ability of stockholders to amend, alter or repeal the by-laws; and

*	the authority of the board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine and additional shares of our common stock.

We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which would prevent us from engaging in a business combination with a person who becomes a 15% or greater stockholder for a period of three years from the date such person acquired such status unless certain board or stockholder approvals were obtained. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any recognized stock exchange. There is no current public trading market for our shares of common stock. After this Registration Statement becomes effective, we intend to apply for a quotation on the OTC Bulletin Board. There is no assurance that our shares of common stock will be quoted on the OTC Bulletin Board.

As of August 11, 2006, we had 189 Stockholders holding an aggregate of 9,982,525 shares of our common stock.

As of August 11, 2006, we have 7,982,525 shares that were eligible to be sold under Rule 144 of the 1933 Securities Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of August 8, 2006, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
	_________________	_________________	_________________
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None
Plans approved by
Security holders	None

Equity compensation	None
Plans not approved
By security holders
Total

On February 24, 2006, our shareholders approved the issuance of a five year option to Mr. Fusco, our President, to purchase 14,000,000 shares of our common stock at a price of $0.03 per share. Furthermore, Mr. Fusco has the ability to acquire said shares without contributing any cash to us. However, Mr. Fusco would be required to accept such shares in lieu of accrued salary.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Our common stock is not traded on any national stock exchange and in accordance with Rule 457, the offering price was determined by using the price of our most recent rights offering or $03. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

Overview

We operate our business through our majority owned subsidiary, and our majority owned subsidiary own majority owned subsidiary. Therefore Stocktrade Network Inc. own 68% of International Monetary Corp. which own 99% of our only operating company Legend Securities Inc.

Legend provides a number of services

Results of operations for the three months ended March 31, 2006 and 2005

Revenue

Revenue for the three months ended March 31, 2006 or the “Current Quarter,” were $319,391 and relatively unchanged as compared to $321,231 in the three months ended March 31, 2005 or the “Comparable Quarter.”

Selling Expenses

Selling expenses decreased during the Current Quarter to $285,426 from $324,993 during the Comparable Quarter. The decrease is primarily related to more favorable mix of business during the Current Quarter which was less expensive for us to execute our business. Although we would like this trend to continue there are no assurances that it will Selling expenses are a significant part of our expenditures and relate directly to our trading income, this is based on the fact that all of our registered representatives are paid a percentage of the revenue they produce. We anticipate similar expenditures and correlation to revenue for selling expenses for the foreseeable future.

General and Administrative Expenses

General and Administrative expenses increased by 79% to $72,023 in the Current Quarter as compared to $40,234 in the Comparable Quarter. This increase was the result of professional fees related to this registration.

Net Loss

As a result of the foregoing, we had net loss of $40,324 in the Current Quarter as compared to losses of $46,221 in the Comparable Quarter. Per share amounts for both periods were a fraction of a cent.

Results of operations for the year ended December 31, 2005 and 2004

Revenue

Revenue for the year ended December 31, 2005 or the “Current Year,” decreased by $39,991 to $1,285,039 or 3%, as compared to $1,325,030 in the year ended December 31, 2004 or the “Previous Year.” The decrease is primarily related to the net result of losing one of our large intuitional clients and small increases from a number of small retail and institutional clients.

Selling Expenses

Selling expenses remained flat during the Current Year and 2004. Selling expenses are a significant part of our expenditures and relate directly to our trading income, this is based on the fact that all of our registered representatives are paid a percentage of the revenue they produce. We anticipate similar expenditures and correlation to revenue for selling expenses for the foreseeable future.

General and Administrative Expenses

General and Administrative expenses decreased to $324,197 in the Current Year as compared to $313,649 last year. For both years approximately 42% of the expenses were associated with accrued officer salaries. We anticipate similar expenditures for the foreseeable future.

Net Loss

As a result of the foregoing, we had net loss of $221,379 in the Current Year as compared to losses of $185,690 in the Previous Year. Per share amounts for the Current Year and Previous Year were a loss of three cents (-$0.03) and two cents (-$0.02) respectively.

12 Month Plan of Operations

Over the next 12 months, we will focus our efforts on Legend by increasing the number of independent registered representatives to increase sales commissions and assets under management. This process has been ongoing since 2002. Legend will also focus on increasing its institutional base of customers and continue to seek investment banking deals. We shall also seek other investment opportunities as they arise whether or not related to financial markets. We anticipate the costs associated with our 12 month plan of operations to be self funded. We shall either reinvest any surplus capital from existing revenue producers or entice new registered representatives by offering enhanced payouts.

Liquidity and Capital Resources

Our Current Years Working Capital is negative $440,137. However, $420,000 of Current Liabilities are associated accrued salaries payable to our officers.

Cash flows from operating activities were [$59,515] in the Current Quarter as compared to $2,574 in the Comparable Quarter. The decrease in the cash used by operating activities was primarily the result of the decrease in money due from clearing agent.

Cash flows from financing activities were $44,786 in the Current Quarter as compared to $2,800 for the Comparable Quarter. The increase in cash provided by financing activities is primarily due to the proceeds from capital contributions.

Liquidity and Capital Resources

Our Current Years Working Capital is negative $442,288. However, $420,000 of Current Liabilities are associated accrued salaries payable to our officers.

Cash flows from operating activities were $10, 371 in the Current Year as compared to $30,292 in the Previous Year. The decrease in the cash provided by operating activities was primarily the result of the decrease in money due from clearing agent.

Cash flows from financing activities were $8,110 in the Current Year as compared to $-6,790 for the Previous Year. The increase in cash provided by financing activities is primarily due to the proceeds from the loan payable.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the consolidated financial statements.

Cost of the securities sold by us is determined using the first-in first-out method. The use of a different method would result in a significant gain on the sale of the securities included in our income.

Not-readily marketable securities consist primarily of warrants of National Association of Securities Dealers, Inc. to purchase shares of common stock of the NASDAQ Stock Market, Inc. During 2004, the Company deemed there to be a permanent decline in the market price of the warrants and reduced the carrying value of the warrants to zero. During 2006, NASD had a public offering for its common stock and the Company anticipates realizing proceeds from the exercise of the warrants and sale of the underlying shares during 2006. At December 31, 2005, there remained no market for these shares and the value of the warrants remained immaterial.

Legend’s retail customer transactions are cleared through Penson Financial Services, Inc. on a fully disclosed basis. In the event that customers default in payment of funds or delivery of securities, Penson may charge Legend for any loss incurred in satisfying customer obligations. Additional credit risk occurs if Penson, or counterparties do not fulfill their obligations. Legend regularly monitors the activity in its customer accounts for compliance with margin requirements.

Capital Resources and Liquidity.

As of August 11, we had $81,129.62 in cash. Our general and administrative expenses excluding executive salaries are expected to average $16,200 per month for the next 12 months. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, losses as of March 31, 2006 and December 31, 2005 aggregated to $5,419,328 and $5,379,004, respectively and raise substantial doubt about our ability to continue as a going concern. Management’s plans include the potential development of its own business. We anticipate that financing will be required until such time that we have been able to develop our own business. Currently, we will need to obtain financing to cover our costs for the foreseeable future. No assurance can be given that these sources of financing will continue to be available. If we are unable to generate profits, or unable to obtain additional funds for our working capital needs, we may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

BUSINESS - OUR COMPANY

A Summary of What We Do

We are the beneficial owner (via a majority owned holding company) of a full service NASD and SEC registered broker dealer.

At present, we have no real property and we maintain an office at 39 Broadway, Suite 740, New York, New York 10006. Our corporate staff consists of five people with experience in domestic and international financial markets. Our telephone number is (212) 344-8484.

The International Monetary Corporation owns 99% of the issued and outstanding stock of Legend Securities. The following table sets forth the beneficial owners of the International Monetary Corporation:

Shareholder	Number of Shares	Percentage
Stocktrade Network Inc.	167,400	68.13%
Mark Sulavka	65,300	26.58%
Salvatore C. Caruso	10,000	4.07%
Stratvest Financial Management	3,000	1.22%

The following sets forth the business plan of Legend Securities Inc., of which we are the beneficial owner of 68% of its issued and outstanding shares:

Legend Securities, Inc. was incorporated in January 1998 as SPC Securities, Inc. In October 1999, it was subsequently renamed Marlin Trading, Inc. In June 2000, Marlin Trading was renamed Legend Securities, Inc. Legend Securities is a company that offers full-service institutional and individual brokerage, financial planning, and investment banking. Legend Securities is a privately held company which is registered as a broker-dealer with both the SEC and the NASD. Legend’s headquarters are in the financial district of Manhattan located at 39 Broadway, Suite 740, New York, New York 10006. It’s telephone number is (212) 344-5747.

Legend Securities offers a wide range of financial services and investments. Investments it offers include stocks, bonds, options, mutual funds, Unit Investment Trusts, REIT’s, CD’s CMO’s, GNMA’s, and limited partnerships. It also offers a full range of insurance products such as Life Insurance (Term, Whole, Universal), Disability Insurance, Health Insurance, Long Term Care Insurance, Fixed Annuities, Variable Annuities and Variable Universal Life Insurance. Some of the services, it offers include Cash Management Accounts and Retirement Plans: IRA’s (Traditional and Roth), 401K’s, SEP’s, SIMPLE’s, and KEOGH Plans. Investors will have the option to open their accounts utilizing the services of a financial professional where they will receive expert financial advice and professional unbiased investment recommendations, or they can utilize on-line real-time internet services where they will have access to their accounts 24 hours a day as well as obtaining quotes. Clients who seek active trading will also be accommodated by utilizing the active trading system.

Brokerage Services

Legend typically services institutional, retail and professional investors. Each of these types of clients has different needs. These needs are provided to each as follows:

Institutions typically include mutual funds, hedge funds, and pension funds. Institutional investors are notable for large trading volume, demand for cost-effective and robust execution and demand for access to a range of markets. Legend provides these clients requirements by the use of third party direct market access products and aggressively negotiating costs associated with providing these services. Legend has and shall continue to put pressure on it’s vendors to remain competitive in this area.

Retail investors include individuals, and small entities that need investment advice on the personal portfolios or retirement accounts. A retail client typically demand some or all of the following services:

*

Financial planning, which is provided by Legend through its certified financial planners and registered investment advisors. In addition all, of Legend’s registered representatives have access to professional financial planning through Salvatore Caruso, the President of Legend.

*

Investment selection and advice. All of Legend’s independent registered representatives are licensed stock brokers and are qualified to assist individuals by recommending certain investments or giving advice on the client’s current or future investments.

*	Self directed trading via telephone or internet and real time access to clients account. Legend provides this ability through it’s clearing firm and other vendors.

Professional investors are a hybrid of institutional and retail clients. They have many of the same needs of the large institutions but are working with less capital. They occasionally seek advice on there investments or on what investments to make. They need cost effective and robust executions and real time access to the market and their accounts. As previously stated, Legend provides all of these services either internally or through third parties.

Investment Banking and Capital Introduction

Private companies and Hedge Funds are often unable to raise necessary funds to grow or operate there businesses effectively. Legend has the ability to help market and introduce these entities to investors. Legend has the ability to derive revenue from these services.

Competition

Institutional Clients

The competition for intuitional clients is fierce. Legend competes with all of the major financial intuitions, such as Goldman-Sachs and Merrill-Lynch, as well medium and small broker dealers. We are able to compete by keeping our overhead and operating costs low, our margins slim and providing excellent personal service.

Retail Clients

In our retail and financial planning division we compete with both large full-service brokerage firms, such as Merrill Lynch and UBS, as well as independent financial planners and every size firm in between. Again in this area we are able to compete by keeping our overhead and operating costs low, our margins slim and providing excellent personal service. We are also independent and do not have any proprietary investment products as some of our large full-services competitors. That independence is a strong selling feature to our existing and future clients.

Professional Clients

Our competition in this area is similar to our other brokerage services areas. We are competitive for the same reasons we stated in the previous sections.

Investment Banking and Capital Introduction

We do not get as much competition here from the large financial institutions. Most of our clients that are seeking capital are too small for the larger firms. However, the investment dollars that are available to be invested is highly sort after, and therefore we do compete with every brokerage firm for these dollars. We are able to compete by being very selective in the products we offer clients to invest in and future success is dependent on the performance of those investments.

EMPLOYEES

As of August 11, 2006, we have 4 full time employees, who are all employed by Legend Securities, Inc. Legend Securities also contracts with 24 independent contractors. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

DESCRIPTION OF PROPERTY

We currently are jointly and severally leasing office space in a building located at 39 Broadway, Suite 740, New York City, New York. The lease commenced on October 1, 2003 and terminates on December 17, 2010. We have approximately 4,443 square feet of office space. The total base rent plus utilities is $9,427.16 per month. Currently, our joint tenant occupies about 70% of the space and pays about 70% of the monthly lease. We currently pay $3,000 per month which includes utilities. We are reimbursed a majority of that from our subsidiary and other sub-tenant.

LEGAL PROCEEDINGS

Except as listed below, we are not a party to any pending legal proceeding, and we are not aware of any contemplated legal proceeding by a governmental authority involving us.

Consent Order – Before the Securities Commissioner, State of Colorado – Case No. XY-9903 - In December 1999, our former subsidiary, Lieber & Weissman Securities LLC and certain of its principals, Michael Lieber, Gene Weissman, and Anthony Fusco, our officer and director, entered into Consent Orders with the State of Colorado pursuant to which Lieber & Weissman agreed to withdraw its application for broker-dealer registration in Colorado and not to reapply. The principals agreed not to effect any securities transactions in the future in Colorado in association with a broker-dealer or investment adviser for the accounts of others or for the account of Lieber & Weissman or its principals. The Consent Orders were entered into absent any specific findings of the State of Colorado. The Consent Order specifically stated that Michael Lieber, Gene Weissman and Anthony Fusco and any business entity each was affiliated with was not able to offer, purchase or sell securities in the State of Colorado in the capacity as a broker-dealer, sales representative, investment adviser or investment adviser representative or become associated with a broker-dealer or investment adviser in any capacity. To the best of our knowledge, none of our current or past registered representatives have offered, purchased, or sold any securities in the State of Colorado.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

Anthony Fusco	41	President, Treasurer and Director

ANTHONY FUSCO - Mr. Fusco is our President, Treasurer and Director and has been an officer and director since our inception in 1998. In addition, he was an officer and director of Northport Holding, Inc., our parent company, upon its inception in 1997 until its merger with us effective January 1, 2000. Mr. Fusco has a background in accounting, management, and financial markets. Mr. Fusco holds Series 7, Series 63, Series 55 and Series 24 securities licenses. As stated above, in June 1997 he founded Northport Holding, Inc., which merged with Stocktrade Network, Inc. (it was known as Northport Equity Trading, Inc. immediately prior to the merger) in January 2000. During his tenure as President of Stocktrade, he has acted as a principal for several broker-dealers for the benefit of Stocktrade. The broker-dealers include Thomas M. Couch, Inc. from July 1999 through September 1999; Legend Securities, Inc. from December 2000 to the present time; and Lieber and Weissman Securities, LLC from November 1998 through December 2000. Mr. Fusco is also the Chief Financial Officer and Executive Vice-President of Collective Infrastructure Technology, Inc. (CIT) is a New York Corporation with its office at 572 Craig Avenue, Staten Island, NY 10307. CIT was formed in November, 2001. Its core business is to design, engineer and install infrastructure for voice, data, video (satellite and terrestrial) and security systems in large residential and commercial buildings. In 1986, Mr. Fusco earned a Bachelor of Science degree in Accounting from St. John’s University in New York City. Mr. Fusco works at least forty plus hours per week for us. His obligations as an Executive VP and CFO for Collective Infrastructure Technology, Inc. require about ten hours per week and much of that time is spent after regular business hours.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated our directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees.

None of our officers and/or directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

The following is a description of Legend’s officers and directors:

Anthony Fusco – Chief Executive Officer

Mr. Fusco has been an officer of Legend since December 2000. The remainder of his background is listed above.

Salvatore C. Caruso - President

Mr. Caruso has been an officer and director of Legend since its inception. Mr. Caruso has over 10 years of experience in the financial services industry. He has held his Certified Financial Planner license since 1997. Additionally, Mr. Caruso has held senior management positions, and in 1996 founded StratVest Financial Management (Stratvest), a financial planning and investment advisory firm. Mr. Caruso provides financial planning services for personal clients and currently remains a principal at Stratvest. He is in charge of compliance and financial planning at Legend.

Mark Sulavka – Chief Technology Officer

Mr. Sulavka has been an officer and director of Legend since December 2000. Prior to joining Legend, Mr. Sulavka spent 14 years in the financial industry, most recently focusing on financial technology. Mr. Sulavka was Head of the International Trading Desk for Quantum Financial, a joint venture between ING Baring and Rosenthal Collins, and was later the Senior Dealer of Foreign Exchange Operations at Rosenthal Collins. Mr. Sulavka has also been a committee member of various electronic exchange initiatives including: GLOBEX (Chicago Mercantile Exchange), ACCESS (New York Mercantile Exchange), and Project A (Chicago Board of Trade). In 1998, Mr. Sulavka founded and remains President of Platform Technologies, a financial consultancy that builds enterprise software for the financial industry.

BOARD COMMITTEES

The Board of Directors has established no committees.

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2004 and 2005 fiscal year, for our Chief Executive Officer and for each of our other executive officers (the “Named Executive Officers”) whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2004 and 2005.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR(1)	OTHER SALARY	ANNUAL BONUS	RESTRICTED STOCK COMPENSATION	SECURITIES UNDERLYING AWARDS	OPTIONS (NO. OF SHARES)	ALL OTHER COMPENSATION

Anthony Fusco President, Treasurer and Director	2004	$140,000	0	0	0	0	13,000

	2005	$140,000	0	0	0	0	13,000

	2006	$140,000	0	0	0	14,000,000(2)	19,000

(1)	Our fiscal year ends December 31.

(2)	Mr. Fusco received 14,000,000 options to purchase shares of our common stock as described below. If exercised, Mr. Fusco could forgive past due salaries as consideration for said shares.

Our shareholders may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

STOCK OPTIONS

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2006 to date (no options were granted in fiscal 2005):

OPTION GRANTS IN FISCAL 2006

(INDIVIDUAL GRANTS)(1)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL 2006	EXERCISE PRICE	EXPIRATION DATE

Anthony Fusco	14,000,000	100%	$0.03	3/31/2011

No Executive Officer held options during the 2004 or 2005 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options at the 2004 and 2005 fiscal year ends: None

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during fiscal year ending December 31, 2005, by the executive officer named in the Summary Compensation Table.

Name	Shares acquired on exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year- End($)(1) Exercisable/ Unexercisable

None

Employment Contracts - We presently do not have any employments agreements.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of August 11, 2006, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF OUTSTANDING SHARES (1)

Anthony Fusco 39 Broadway Suite 740 New York, New York 10006	2,085,602	20.89%

Irwin Tancer 39 Broadway Suite 740 New York, New York 10016	1,303,334	13.06%

Charles Noto 39 Broadway Suite 740 New York, New York 10016	1,250,000	12.52%

David Serure 39 Broadway Suite 740 New York, New York 10016	527,334	5.28%

All directors and executive officers as a Group (1 person)	2,085,602	20.89%

(1) Based on 9,982,525 shares issued and outstanding as of August 11, 2006. This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 11, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name Of Selling Stockholder	Shares of common Stock owned prior to offering *	Percent of Common Stock owned prior to offering **	Shares of common stock to be sold	Shares of common Stock owned After offering	Percent **
Steve Bhalala	500	0.005%	500	0	0.000%
Gary Guerriero	1,000	0.010%	1,000	0	0.000%
John Harrison	1,000	0.010%	1,000	0	0.000%
Mr Humphries & Mrs Humphries	1,000	0.010%	1,000	0	0.000%
Julia Morrissey	1,000	0.010%	1,000	0	0.000%
Larry Severson	1,000	0.010%	1,000	0	0.000%
John Ruth	1,250	0.013%	1,250	0	0.000%
Philip Buchen & Mary Jane Buchen Jtten	2,000	0.020%	2,000	0	0.000%
Rickey Liston	2,000	0.020%	2,000	0	0.000%
Jason Simms	2,500	0.025%	2,500	0	0.000%
Mr. Paul Walther	2,500	0.025%	2,500	0	0.000%
Wendell Mcdowell	2,666	0.027%	2,666	0	0.000%
Guy Izzo	3,000	0.030%	3,000	0	0.000%
Ivan Flannery	4,000	0.040%	4,000	0	0.000%
Dave Lewis Gale	4,000	0.040%	4,000	0	0.000%
Sterling Trust Company FBO Michel R Claybrook Ira	4,000	0.040%	4,000	0	0.000%
Marianne Beede	5,000	0.050%	5,000	0	0.000%
Vincent Costanza Iii	5,000	0.050%	5,000	0	0.000%
Delaware Charter Guar & Trust FBO Charles Rice Tr 1333877	5,000	0.050%	5,000	0	0.000%
Mark Fleer	5,000	0.050%	5,000	0	0.000%
Mr. Greg Hardy	5,000	0.050%	5,000	0	0.000%
O F Jones	5,000	0.050%	5,000	0	0.000%
Zoila Serrano	5,000	0.050%	5,000	0	0.000%
Sterling Trust Company FBO Mark E Fleer Ira	5,000	0.050%	5,000	0	0.000%
Daniel Keith Ehnis	6,000	0.060%	6,000	0	0.000%
National Financial Services Co Dave Lewis Gale Ira	6,000	0.060%	6,000	0	0.000%
Keith Green	6,666	0.067%	6,666	0	0.000%
Dennis Healy	7,000	0.070%	7,000	0	0.000%
Daniel Abadir & Susan Abadir Jtten	10,000	0.100%	10,000	0	0.000%
Steve Anzalone	10,000	0.100%	10,000	0	0.000%
Jefferson G Bangs	10,000	0.100%	10,000	0	0.000%
James E. Beale, Jr.	10,000	0.100%	10,000	0	0.000%

Richard Becker	10,000	0.100%	10,000	0	0.000%
Eugene Bracken	10,000	0.100%	10,000	0	0.000%
Houston W Briggs Ii	10,000	0.100%	10,000	0	0.000%
Ralph W Bronkema & Ethel L Bronkema Jten	10,000	0.100%	10,000	0	0.000%
Phillip R Buchen & Mary Buchen Jtten	10,000	0.100%	10,000	0	0.000%
Dale Buford	10,000	0.100%	10,000	0	0.000%
Central Hydraulics Inc[1]	10,000	0.100%	10,000	0	0.000%
Charles Schwab & Co FBO William M Enright Ira	10,000	0.100%	10,000	0	0.000%
Cj & Rs Kelly Pty Ltd	10,000	0.100%	10,000	0	0.000%
Vincent Costanza Jr	10,000	0.100%	10,000	0	0.000%
Vincent Costanza Iii	10,000	0.100%	10,000	0	0.000%
Thomas Cuen	10,000	0.100%	10,000	0	0.000%
Philip Day	10,000	0.100%	10,000	0	0.000%
Greg Deanna & Alison Deanna Jtwros	10,000	0.100%	10,000	0	0.000%
Delaware Charter Guar & Trust FBO William H Buegue Tr 130762	10,000	0.100%	10,000	0	0.000%
Delaware Charter Guar & Trust FBO James Punchess Tr 1290523	10,000	0.100%	10,000	0	0.000%
Delaware Charter Guar & Trust FBO Norman Ruiz Tr 1319116	10,000	0.100%	10,000	0	0.000%
Delaware Charter Guar & Trust FBO Charles Bonuccelli Tr 1341	10,000	0.100%	10,000	0	0.000%
Delaware Charter Guar & Trust FBO Albert Davis Tr 1328417	10,000	0.100%	10,000	0	0.000%
Deleware Charter Guar & Trust FBO David O Neal Tr 1307623	10,000	0.100%	10,000	0	0.000%
Ruth Dragg & Alan Taylor Jtten	10,000	0.100%	10,000	0	0.000%
Joel Maroney	10,000	0.100%	10,000	0	0.000%
E-Trade Securities Inc FBO Ralph V Johnson Ira	10,000	0.100%	10,000	0	0.000%
Robert Emmert	10,000	0.100%	10,000	0	0.000%
Doulas Engers	10,000	0.100%	10,000	0	0.000%
Fidelity Investments FBO Franklin T Ralton Ira	10,000	0.100%	10,000	0	0.000%
George Fore	10,000	0.100%	10,000	0	0.000%
Robert M Frazette	10,000	0.100%	10,000	0	0.000%
Sneha Gandhi	10,000	0.100%	10,000	0	0.000%
Lawrence S Greco & Anna Marie Piccininni	10,000	0.100%	10,000	0	0.000%
Robert Guthrie	10,000	0.100%	10,000	0	0.000%
Donald Harris	10,000	0.100%	10,000	0	0.000%
Gerald Hecker	10,000	0.100%	10,000	0	0.000%
John P Hess	10,000	0.100%	10,000	0	0.000%
David Hughes	10,000	0.100%	10,000	0	0.000%
Dr Adrian Humphries & Deborah Humphries Jtten	10,000	0.100%	10,000	0	0.000%
James S Hurst	10,000	0.100%	10,000	0	0.000%
Independent Trust Corp Ttee Philip Day	10,000	0.100%	10,000	0	0.000%
Independent Trust Corporation Donald L Brooks Tr 51243	10,000	0.100%	10,000	0	0.000%
Stephen R Jacapraro	10,000	0.100%	10,000	0	0.000%
Joe & Genevieve Aberle Living	10,000	0.100%	10,000	0	0.000%

_________________________

 (1) Scott and Margaret Bronseth are the beneficial owners of Central Hydraulics Inc.

Edward D Jones FBO Gregory J Young Ira	10,000	0.100%	10,000	0	0.000%
David Koch & John Read Jtten	10,000	0.100%	10,000	0	0.000%
Roger F. Kuss & Sara B. Kuss Jtwros	10,000	0.100%	10,000	0	0.000%
Lakeview Valve & Fitting[2]	10,000	0.100%	10,000	0	0.000%
Merrill Lynch FBO David C Hulst Ira	10,000	0.100%	10,000	0	0.000%
Deborah B Mahaney & Dana Faye Serure Jtten	10,000	0.100%	10,000	0	0.000%
Matt Matsumura	10,000	0.100%	10,000	0	0.000%
Carl H Mitchell	10,000	0.100%	10,000	0	0.000%
Michael J O’Neil IRA	10,000	0.100%	10,000	0	0.000%
Robert Parish	10,000	0.100%	10,000	0	0.000%
Brian Patterson	10,000	0.100%	10,000	0	0.000%
Ellis Paz	10,000	0.100%	10,000	0	0.000%
Patricia Pearson	10,000	0.100%	10,000	0	0.000%
Timothy Peterson	10,000	0.100%	10,000	0	0.000%
Progressive Financial Systems[3]	10,000	0.100%	10,000	0	0.000%
Prudential Securities FBO Ronald L Avery Ira	10,000	0.100%	10,000	0	0.000%
Retirement Accounts Inc FBO Robert E Peyser Ira	10,000	0.100%	10,000	0	0.000%
Charles Rice & Charles Sizemore Jtten	10,000	0.100%	10,000	0	0.000%
Charles E Rice & Marianne Beede Jtten	10,000	0.100%	10,000	0	0.000%
Jesse Schreiber	10,000	0.100%	10,000	0	0.000%
Mark A Schuknecht	10,000	0.100%	10,000	0	0.000%
Charles Schwab FBO Keith Patrick Green Ira	10,000	0.100%	10,000	0	0.000%
Socrates Siadas	10,000	0.100%	10,000	0	0.000%
George R Smith	10,000	0.100%	10,000	0	0.000%
Ian Smith	10,000	0.100%	10,000	0	0.000%
Robert A Smith	10,000	0.100%	10,000	0	0.000%
James Snyder	10,000	0.100%	10,000	0	0.000%
Luke Spano Jr & Teresa Spano Jtten	10,000	0.100%	10,000	0	0.000%
Luke Spano Iii & Linda Spano Jtten	10,000	0.100%	10,000	0	0.000%
Ronald Stein	10,000	0.100%	10,000	0	0.000%
Sterling Trust Co FBO Joel Maroney Ira	10,000	0.100%	10,000	0	0.000%
Sterling Trust Company FBO Rosaleen C Bierwagen Ira	10,000	0.100%	10,000	0	0.000%
Sterling Trust Company FBO Adrian Humphries Ira	10,000	0.100%	10,000	0	0.000%
James Patrick Sullivan	10,000	0.100%	10,000	0	0.000%
Fred Swartz	10,000	0.100%	10,000	0	0.000%
Alan Taylor	10,000	0.100%	10,000	0	0.000%
William R Tipton	10,000	0.100%	10,000	0	0.000%
Turland Building Company[4]	10,000	0.100%	10,000	0	0.000%
Turner Toys Inc. Retirement Pl[5]	10,000	0.100%	10,000	0	0.000%
Mark Vetterli	10,000	0.100%	10,000	0	0.000%
Hg White	10,000	0.100%	10,000	0	0.000%
Byron Yancy	10,000	0.100%	10,000	0	0.000%
Harold H Young & Gail D Young Jtwros	10,000	0.100%	10,000	0	0.000%

_________________________

 (2) Timothy Colman is the beneficial owner of Lakeview Valve and Fitting.

 (3)Kenneth Gerhardt is the beneficial owner of Progressive Financial Systems.

 (4)Gary Turland is the beneficial owner of Turland Building Co.

 (5)Paul Turner is the beneficial owners of Turner Toys Inc Retirement Acct Pl

Leonard Zehnpfennig & Penney Zehnpfennig Jtten	10,000	0.100%	10,000	0	0.000%
Philip Jones	12,000	0.120%	12,000	0	0.000%
John White	12,400	0.124%	12,400	0	0.000%
The Joseph & Idii Lieber Found	12,500	0.125%	12,500	0	0.000%
Edward Morse	12,500	0.125%	12,500	0	0.000%
Mark Schukneckt	12,500	0.125%	12,500	0	0.000%
Bob Parish	13,354	0.134%	13,354	0	0.000%
Charles E Rice	14,000	0.140%	14,000	0	0.000%
Ted Adams	15,000	0.150%	15,000	0	0.000%
Delaware Charter Guarantee & Tttee FBO O F Jones Tr 1325873	15,000	0.150%	15,000	0	0.000%
NFSC C/O Fidelity FBO James E Schwiner Ira	15,000	0.150%	15,000	0	0.000%
Thomas Gardner	15,000	0.150%	15,000	0	0.000%
Clifford Milton	15,000	0.150%	15,000	0	0.000%
Salvatore Palma	15,000	0.150%	15,000	0	0.000%
Richard Pickering	15,000	0.150%	15,000	0	0.000%
Charles E Rice	15,000	0.150%	15,000	0	0.000%
Stuart Stevens	15,000	0.150%	15,000	0	0.000%
Walter Ward	15,000	0.150%	15,000	0	0.000%
Shell Claybrook	16,000	0.160%	16,000	0	0.000%
Kenneth Gerhardt	16,000	0.160%	16,000	0	0.000%
Adrian Humphries	17,500	0.175%	17,500	0	0.000%
Peter Oliver & Cj Coxhead	18,000	0.180%	18,000	0	0.000%
James Dys	20,000	0.200%	20,000	0	0.000%
Edward Jones Investments FBO Wendell D Mcdowell Ira	20,000	0.200%	20,000	0	0.000%
NFSC C/O Fidelity FBO Fred Swartz Ira	20,000	0.200%	20,000	0	0.000%
Ivan Flannery	20,000	0.200%	20,000	0	0.000%
John Robert Guy	20,000	0.200%	20,000	0	0.000%
Frederick Hall	20,000	0.200%	20,000	0	0.000%
Greg Hardy	20,000	0.200%	20,000	0	0.000%
James S Hurst	20,000	0.200%	20,000	0	0.000%
Of Jones	20,000	0.200%	20,000	0	0.000%
Rickey Lee Liston	20,000	0.200%	20,000	0	0.000%
Joel Maroney	20,000	0.200%	20,000	0	0.000%
Matt Matsamura	20,000	0.200%	20,000	0	0.000%
Michael Mcknight	20,000	0.200%	20,000	0	0.000%
Russell F Paterson & Margaret D Hill Jtten	20,000	0.200%	20,000	0	0.000%
David R Replogle	20,000	0.200%	20,000	0	0.000%
Fred Swartz	20,000	0.200%	20,000	0	0.000%
Donald R Talbot	20,000	0.200%	20,000	0	0.000%
Donald R Talbot	20,000	0.200%	20,000	0	0.000%
Jack Tyler	20,000	0.200%	20,000	0	0.000%
Raymond Wagner	20,000	0.200%	20,000	0	0.000%
Christopher Michael Windridge	21,666	0.217%	21,666	0	0.000%
Danny Williams	23,332	0.234%	23,332	0	0.000%
Randy Massey	23,400	0.234%	23,400	0	0.000%
Ronald Kuenning	24,000	0.240%	24,000	0	0.000%
Simon Bullen	25,000	0.250%	25,000	0	0.000%
Rose Ciampolilo & Paul Sciarrino Jtwros	25,000	0.250%	25,000	0	0.000%
Donald Freeburg	25,000	0.250%	25,000	0	0.000%
Revocable Liv Tr Of John A Hog Mathilda G Hoglund Uad 6/1/00	25,000	0.250%	25,000	0	0.000%

Micael Tseghai Siyah Partnersh	25,000	0.250%	25,000	0	0.000%
National Financial Services Co FBO Ronald Kuenning	25,000	0.250%	25,000	0	0.000%
Larry Severson Ira	25,000	0.250%	25,000	0	0.000%
George R. Smtih	25,000	0.250%	25,000	0	0.000%
Sterling Trust Co FBO G Fraser Brown	25,000	0.250%	25,000	0	0.000%
Paul Walther & A Ruth Walther Jtten	25,000	0.250%	25,000	0	0.000%
Alan Treadwell	26,000	0.260%	26,000	0	0.000%
Charles Schwab & Co Ira FBO Bruce Campbell Ira	28,500	0.285%	28,500	0	0.000%
Russell Dorr	30,000	0.301%	30,000	0	0.000%
Robert B Guthrie	30,000	0.301%	30,000	0	0.000%
Carl H Mitchell	30,000	0.301%	30,000	0	0.000%
Perfection Fresh Merchandising[1]	30,000	0.301%	30,000	0	0.000%
John Poposki	30,000	0.301%	30,000	0	0.000%
Kenneth Rall	30,000	0.301%	30,000	0	0.000%
James Schwiner	30,000	0.301%	30,000	0	0.000%
D Thomas Willis	30,000	0.301%	30,000	0	0.000%
William Connelly	30,785	0.308%	30,785	0	0.000%
Thomas Daley	30,785	0.308%	30,785	0	0.000%
Matthew Walsh	30,785	0.308%	30,785	0	0.000%
Bradley B Root & Holly S. Root Jtwros	35,000	0.351%	35,000	0	0.000%
Eric D Root & Gail G. Root Jtwros	35,000	0.351%	35,000	0	0.000%
Delaware Carter Guar & Trust C FBO Don Griffey Tr 1295751	37,500	0.376%	37,500	0	0.000%
Greg Hardy	37,500	0.376%	37,500	0	0.000%
Richard Bishop	38,250	0.383%	38,250	0	0.000%
Michael Tseghai	39,666	0.397%	39,666	0	0.000%
Richard I Anslow	40,000	0.401%	40,000	0	0.000%
Delaware Charter Guar & Trust FBO Yungee Chang Tr 1305698	40,000	0.401%	40,000	0	0.000%
James Schwiner	40,000	0.401%	40,000	0	0.000%
D Thomas Willis	44,000	0.441%	44,000	0	0.000%
E D Jones FBO John Wesley Mathis Iv 91691297	47,000	0.471%	47,000	0	0.000%
Dale Burford	50,000	0.501%	50,000	0	0.000%
Tom Cuen	50,000	0.501%	50,000	0	0.000%
Kenneth P Dys & Ann M Dys Jtten	50,000	0.501%	50,000	0	0.000%
Paul Sciarrino	50,000	0.501%	50,000	0	0.000%
John Simonetta	50,000	0.501%	50,000	0	0.000%
Hilary Dash	52,250	0.523%	52,250	0	0.000%
David Boyanich	55,000	0.551%	55,000	0	0.000%
Philip Jones	60,000	0.601%	60,000	0	0.000%
Siyah Partnership[7]	60,000	0.601%	60,000	0	0.000%
Paul Walther & A Ruth Walther Jtten	60,000	0.601%	60,000	0	0.000%
Delaware Charter Guar & Trust FBO Kenneth Rall Tr 1284458	75,000	0.751%	75,000	0	0.000%
Scott A. Root	87,500	0.877%	87,500	0	0.000%
Delbert Smith	90,000	0.902%	90,000	0	0.000%
David B Root & Kathleen F. Root Jtten	105,000	1.052%	105,000	0	0.000%
Daivd B Root & Marjorie D. Root Jtwros	122,500	1.227%	122,500	0	0.000%
Sterling Trust Co FBO Diana Lyn Farran Ira	125,000	1.252%	125,000	0	0.000%

_________________________

 (6) John Simonetta is the beneficial owners of Perfection Fresh Merchandising.

 (7) Michael Tseghai are the beneficial owners of Siyah Partnership

Eric Farran	140,000	1.402%	140,000	0	0.000%
Marjorie D. Root	140,000	1.402%	140,000	0	0.000%
Dennis Arrouet	175,000	1.753%	175,000	0	0.000%
Allen J Baird	360,000	3.606%	360,000	0	0.000%
David A Serure	527,334	5.283%	0	527,334	5.283%

Anthony Fusco	2,085,602	20.893%	0	2,085,602	20.893%
Stocktrade Treasury	20,000	0.000%		0	0.000%

(*) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(**) Based on 9,982,525 shares issued and outstanding as of August 11, 2006.

 None of the selling shareholders are broker-dealers or are affiliated with broker-dealers. Both currently own in excess of 10% of our shares of common stock and therefore are beneficial owners of our subsidiary, Legend Securities.

PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. We will file a post-effective amendment if the selling shareholders enter into an agreement, after effectiveness, to sell their shares to a broker-dealer. In addition, if these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then a post-effective amendment will be filed naming these individuals as selling shareholders in accordance with the information required by Item 507 of Regulation S-B. The distribution of the shares may be effected in one or more of the following methods:

*	ordinary brokers transactions, which may include long or short sales,
*	transactions involving cross or block trades on any securities or market where our common stock is trading,
*	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
*	“at the market” to or through market makers or into an existing market for the common stock,
*	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
*	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
*	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Our common stock is not traded on any national stock exchange and in accordance with Rule 457, the offering price was determined by the price selling shareholders purchased shares in our May 2005 private placement memorandum.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We have informed the Selling Security Holders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $28,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although we have no present intention to do so, we may, in the future, enter into other transactions and agreements relating to our business with our directors, officers, principal stockholders and other affiliates. We intend for all such transactions and agreements to be on terms no less favorable to us than those obtainable from unaffiliated third parties on an arm’s-length basis. In addition, the approval of a majority of our disinterested directors will be required for any such transactions or agreements.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 15,000,000 Common Shares, $.001 par value per common share and 5,000,000 Preferred Shares, $.001 par value. As of August 11, 2006, there were 9,982,525 shares of our common stock issued and outstanding and no shares of our preferred stock outstanding.

Qualification.

The following statements constitute brief summaries of our Articles of Incorporation and Bylaws, as amended. Such summaries are qualified in their entirety by reference to the full text of our Articles of Incorporation and Bylaws.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

Our authorized common stock consists of 15,000,000 shares of common stock, $.001 par value per share, of which 9,982,525 shares are issued and outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all our assets available for distribution to shareholders upon liquidation, dissolution or winding up our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. All shares of common stock now outstanding are fully paid and non-assessable when issued. Stockholders do not have cumulative voting rights. Thus, the holders of more than 50% of our outstanding shares of common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares of common stock will not be able to elect any of our directors.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value per share. No shares of preferred stock are outstanding. The number, designation, relative rights, preferences and limitations of the shares of preferred stock, in one or more series, may be fixed by our Board of Directors from time to time. These rights or privileges could adversely affect the voting power of holders of shares of our common stock and could decrease the amount of earnings or assets available for distribution to the holders of shares of our common stock.

 Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

We do not have any outstanding options or warrants to purchase, or securities convertible into, our shares of common stock.

We distributed to each stockholder of record on December 31, 2005, on a best efforts basis, at no charge, non-transferable subscription rights to purchase up to 6.71 times the amount of shares currently held by each stockholder at a cash subscription price of $.03 per share. To date, no shareholder has subscribed to such rights offering.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years and the subsequent interim period, we have had no disagreement, resignation or dismissal of our principal independent auditor. Our auditor at this time is Seligson & Giannattasio, LLP, N. White Plains, New York.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission’s web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

Corporate Stock Transfer has been appointed our transfer agent for our common stock. Corporate Stock Transfer is located at 3200 Cherry Creek Drive South/ Suite 430 Denver Colorado 80209.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Seligson & Giannattasio, LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and

Board of Directors

Stocktrade Network, Inc.

We have audited the accompanying balance sheets of Stocktrade Network, Inc. and subsidiaries as of December 31, 2005 the related statement of operations and comprehensive loss, change in shareholders’ deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Stocktrade Network, Inc. and subsidiaries as of December 31, 2005, and the result of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from this uncertainty.

Seligson & Giannattasio, LLP

White Plains, NY

April 24, 2006

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

,	March 31, 2006	December 31, 2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$27,088	$41,817
Accounts receivable	23,477	12,481
Marketable securities at market value	17	16
Due from clearing agent	148,612	105,518
Prepaid expenses and other current assets	11,115	17,645

Total current assets	210,309	177,477

Property and equipment – net of accumulated
depreciation of $220,194 and $218,460, respectively	1,622	3,356
Security deposits	46,522	46,522

Total assets	$258,453	$227,355

See notes to consolidated financial statements.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Loan payable – bank	$20,896	$16,110
Accounts payable	147,452	114,704
Accrued salaries	420,000	420,000
Accrued expenses and other current liabilities	62,098	68,951

Total current liabilities	650,446	619,765

Deferred rent	5,406	4,665

Total liabilities	655,852	624,430

Stockholders’ deficit:
Preferred stock, $.001 par value, 5,000,000 shares
authorized, none issued and outstanding	--	--
Common stock, $.001 par value, 100,000,000 shares
authorized, 10,002,525 and 8,002,525 shares
issued and outstanding, respectively	10,003	8,003
Additional paid-in capital	5,014,705	4,976,705
Accumulated comprehensive loss on available
for sale securities	(2,759)	(2,759)
Accumulated deficit	(5,419,328)	(5,379,004)
Treasury stock, 20,000 shares at par	(20)	(20)

Total stockholders’ deficit	(397,399)	(397,075)

Total liabilities and stockholders’ deficit	$258,453	$227,355

See notes to consolidated financial statements.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended				Year Ended
	March31,				December 31,
		2006		2005		2005		2004
		(Unaudited)		(Unaudited)

Income
Trading income		$319,391		$321,231		$1,277,064		$1,318,730
Grant income		--		--		7,975		6,300

Total income		319,391		321,231		1,285,039		1,325,030

Operating expenses:
Selling		285,426		324,993		1,176,183		1,190,774
General and administrative		72,023		40,234		324,197		313,649

Total operating expenses		357,449		365,227		1,500,380		1,504,423

Loss from operations		(38,058)		(43,996)		(215,341)		(179,393)

Other (expense) Income:
Interest and dividend income		560		254		1,221		570
Interest expense		(1,050)		(903)		(5,045)		(5,253)
Total other (expense) income		(490)		(649)		(3,824)		(4,683)

Loss before income taxes		(38,548)		(44,645)		(219,165)		(184,076)
Income taxes		1,776		1,576		2,214		1,614
Net loss		(40,324)		(46,221)		(221,379)		(185,690)

Other comprehensive loss:
Unrealized holding (gain) loss on available
for sale securities		--		15		(4)		(78)
Reclassification adjustment – gain on sale
of securities		--		--		--		--

Total comprehensive loss		$(40,324)		$(46,206)		$(221,375)		$(185,768)

Primary and diluted weighted shares outstanding		9,735,858		8,002,525		8,002,525		8,002,525
Primary and diluted earnings (loss) per share	$	(--)	$	$ (.01)	$	$(.03)	$	$(.02)

See notes to consolidated financial statements.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Deficit

Year ended December 31, 2005 and 2004 and the three months ended March 31, 2006 (Unaudited)

	Preferred		Common Stock		Additional Paid-In	Net Unrealized Loss On Investment	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Securities	Deficit	Stock

Balance – January 1, 2004	--	$--	8,002,525	$8,003	$4,976,685	$(2,685)	$(4,971,935)	$--

Net unrealized loss on available for
sale securities	--	--	--	--	--	(78)	--	--

Purchase of 20,000 shares of
treasury stock	--	--	--	--	(20)	--	--	(20)

Net loss	--	--	--	--	--	--	(185,690)	--

Balance – December 31, 2004	--	--	8,002,525	8,003	4,976,705	(2,763)	(5,157,625)	(20)

Net unrealized gain on available for
sale securities	--	--	--	--	--	4	--	--

Net loss	--	--	--	--	--	--	(221,379)	--

Balance – December 31, 2005	--	$--	8,002,525	$8,003	$4,976,705	$(2,759)	$(5,379,004)	$(20)

Net unrealized gain on available for
sale securities	--	--	--	--	--	--	--	--

Issuance of Common Stock	--	--	2,000,000	2,000	38,000	--	--	--

Net loss	--	--	--	--	--	--	(40,324)	--

Balance – March 31, 2006	--	--	10,002,525	10,003	5,014,705	(2,759)	(5,419,328)	(20)

See notes to financial statements.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	March31,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities:
Net loss	$(40,324)	$(46,221)	$(221,379)	$(185,690)
Adjustments to reconcile net loss
to net cash provided by operating activities:
Depreciation	1,734	2,871	10,350	17,378
Changes in operating assets and liabilities:
Accounts receivable	(10,996)	11,760	2,760	(14,970)
Due from clearing agent	(43,094)	21,058	55,298	(90,451)
Prepaid expenses and other current assets	6,530	78	(3,421)	35,409
Accounts payable and other current liabilities	32,747	19,057	4,000	35,988
Deferred rent	741	(1,242)	(343)	(563)
Accrued expenses	(6,853)	(4,787)	163,106	233,191

Net cash flows from operating activities	(59,515)	2,574	10,371	30,292

Cash flows from investing activities:
Acquisition of fixed assets	--	--	--	(2,091)

Net cash flows from investing activities	--	--	--	(2,091)

Cash flows from financing activities:
Proceeds from capital contributions	40,000	--	--	--
Proceeds from loan payable	7,200	4,000	16,000	--
Repayment of loan payable	(2,414)	(1,200)	(7,890)	(6,790)

Net cash flow from financing activities	44,786	2,800	8,110	(6,790)

NET CHANGE IN CASH AND EQUIVALENTS	(14,729)	5,374	18,481	21,411
Cash and equivalents - beginning of period	41,817	24,325	23,336	1,925
Cash and equivalents – end of period	$27,088	$29,699	$41,817	$23,336

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the period for:
Interest	$1,050	$903	$5,045	$5,253

Income taxes	$1,776	$1,576	$2,214	$1,614

See notes to consolidated financial statements.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Stocktrade Network, Inc. (the “Company”) was incorporated in the State of Delaware in July 1998 under the name Northport Equity Trading, Inc. The Company was renamed Northport, Inc. in December 1999 and Stocktrade Network, Inc. in January 2000.

In January 2002, the Company acquired a controlling interest in International Monetary Corp. (“IMC”), an Illinois corporation incorporated in December 2000. The Company currently controls approximately 68% of IMC. IMC owns 99% of Legend Securities, Inc. (“Legend”), a New York Corporation incorporated on January 28, 1998.

The companies are engaged in management and investments in business ventures operating predominantly in the securities industry in New York City.

In the opinion of management, the accompanying financial statements of Stocktrade Network, Inc. contains all adjustments necessary to present fairly the Company’s financial position as of March 31, 2006 and December 31, 2005, the statements of operations and cash flows for the three months ended March 31, 2006 and 2005.

The results of operations for the three months ended March 31, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority- owned subsidiaries. All material intercompany transactions have been eliminated in consolidation. Losses applicable to the minority interests in the Company’s subsidiaries exceed the minority interest in the equity capital of the subsidiaries. As such, the excess losses attributable to the minority interest have been charged to the parent as there is no obligation of the minority interest holders to make good such losses. No minority interest has been reflected in any period presented as the losses attributable to the minority interests are in excess of their equity capital.

Cash and Temporary Investments

Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	(continued)

Property, Plant and Equipment

Property and equipment are stated at cost. The Company provides for depreciation generally on the straight-line method based on the estimated useful lives of the assets of three to seven years. Routine maintenance and repairs are expensed as incurred.

Income Taxes

The Company owns less than 80% of IMC which files its own federal income tax return. The Company’s deferred income taxes arise principally from the net operating losses and other timing differences. Income taxes are reported based upon Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.

Marketable Securities

The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) Number 115 “Accounting for Certain Investments in Debt, and Equity Securities”. Under this standard, certain investments in debt and equity securities will be reported at fair value. The Company’s marketable securities are being reported as available for sale and included as a separate component of stockholders’ equity and any changes in their value are included in comprehensive income. The value of these securities is as follows:

	March 31,	December 31,
	2006	2005
	(Unaudited)

Cost	$2,775	$2,775
Gross unrealized loss	(2,758)	(2,759)

	$17	$16

Revenue Recognition

Revenues are earned primarily through the earning of commissions on the sale of securities, funds and financial related products. Commissions earned from customer securities transactions are recorded on a settlement date basis. Securities transactions of the Company are recorded on a trade date basis.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	(continued)

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Credit risk

The Company maintains substantially all its cash balances in a limited number of financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At times during the year, the Company may exceed the insured limits. The Company performs periodic reviews of the relative credit rating of its banks to lower its risk. The Company did not have any uninsured cash balances at March 31, 2006 or December 31, 2005.

Fair Value

The Company has a number of financial instruments, none of which is held for trading purposes. The Company estimates that the fair value of all financial instruments at March 31, 2006 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board, (“FASB”) issued Statement No. 151, “Inventory Costs”. This statement amends the guidance in ARB 43 (Chapter 43 – Inventory Pricing) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS No. 151 requires that such items be recognized as current period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and did not have an impact on the financial statements and results of operations.

In December 2004, the FASB issued Statement No. 152, “Accounting for Real Estate Time-Sharing Transactions”. This statement amends SFAS No. 66 (Accounting for Sales of Real Estate) and SFAS No. 67 (Accounting for Costs and Initial Rental Operations of Real Estate

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	(continued)

Recently Issued Accounting Pronouncements

Projects). This standard, which is effective for financial statements for fiscal years beginning after June 15, 2005, is not applicable to the current operations.

In December 2004, The FASB issued Statement No. 153, “Exchange of Non-monetary Assets – an amendment of APB No. 29.” Statement No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in non-monetary assets occurring after June 15, 2005. The application of this statement is not expected to have an impact on the financial statements.

In March 2004, the FASB reached a consensus on Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which provides guidance to determine the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity (including individual securities and investments in mutual funds), and investments accounted for under the cost method or the equity method. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004.

The adoption of Issue No. 03-1 has not had a material impact on the Company’s financial statements and results of operations.

In December 2004, the FASB issued a revision of SFAS NO. 123 “Share-Based Payment”. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	(continued)

Recently Issued Accounting Pronouncements

The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments. The Company will be required to comply with this pronouncement with periods beginning after December 15, 2005.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 (Accounting Changes) and FASB No. 3 (Reporting Accounting Changes in Interim Financial Statements), that changes requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. Statement No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, losses as of March 31, 2006 aggregated to $5,419,328 and raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include the potential development of its own business or merging with another company. The Company anticipates that financing will be required until such time that the Company has been able to develop its own business or find an appropriate merger candidate. Currently, the Company can not determine when either will occur and as such the Company will need to obtain financing to cover its costs for the foreseeable future. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations. The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – DUE FROM CLEARING AGENT

Due from clearing agent includes amounts owed to the Company for commissions and other fees totaling $146,612 and $105,518 at March 31, 2006 and December 31, 2005, respectively. Also included is a deposit maintained with the clearing agent totaling $27,295 and $27,214 at March 31, 2006 and December 31, 2005, respectively. This deposit is held in an account in the Company’s name by the clearing agent and is invested in a money market account. Legend is required to maintain this deposit during the term of its clearing agreement with the clearing agent.

NOTE 3 – NOT-READILY MARKETABLE SECURITIES

Not-readily marketable securities represent warrants of National Association of Securities Dealers, Inc. to purchase 1,500 shares of common stock of the NASDAQ Stock Market, Inc. (“NASD”) at an exercise price of $16 per share. The Company purchased the warrants in 2001 for an aggregate purchase price of $ 20,100. During 2004, as a result of there being no market for the warrants or the underlying shares, the Company deemed there to be a permanent decline in the market price of the warrants and reduced the carrying value of the warrants to zero, the deemed market value on that date. At December 31, 2005, there remained no market for these shares and the value of the warrants remained immaterial. During 2006, NASD had a public offering for its common stock and the Company anticipates realizing proceeds from the exercise of the warrants and sale of the underlying shares during 2006. In May 2006, the Company exercised all of the warrants to purchase NASD common stock at a price of $24,000.

NOTE 4 – FURNITURE AND EQUIPMENT

Furniture and equipment at cost consist of the following:

	March 31,	December 31,
	2006	2005
	(Unaudited)
Furniture and fixtures	$45,273	$45,273
Equipment	176,543	176,543
	221,816	221,816
Less accumulated depreciation	220,194	218,460

	$1,622	$3,356

Depreciation expense was $1,734 and $2,871 for the three months ended March 31, 2006 and $10,350 and $17,378 for the years ended December 31, 2006 and 2005, respectively.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – NET CAPITAL REQUIREMENTS

Legend’s minimum net capital requirement under Rule 15c3-1 of the Securities and Exchange Commission is the greater of 6 2/3% of aggregate indebtedness ($9,743 at March 31, 2006) or $5,000. At March 31, 2006, the net capital, as computed, was $24,345. Consequently, Legend had excess net capital of $14,602.

NOTE 6 – CONCENTRATION OF CREDIT RISK

Retail customer transactions are cleared through Penson Financial Services, Inc. on a fully disclosed basis. In the event that customers default in payment of funds or delivery of securities, Penson Financial Services, Inc. may charge Legend for any loss incurred in satisfying customer obligations. Additional credit risk occurs if Penson Financial Services, Inc. or counterparties do not fulfill their obligations. Legend regularly monitors the activity in its customer accounts for compliance with margin requirements.

NOTE 7 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Because of the questionable ability of the Company to utilize these deferred tax assets, the Company has established a 100% valuation allowance for these assets. The Company’s deferred income taxes are comprised of the following at December 31, 2005:

	March 31,	December 31,
	2006	2005
	(Unaudited)
Deferred tax assets
Net operating losses	$1,902,418	$1,886,070
Officer salary	167,748	167,748
Deferred rent	2,159	1,863
Contributions	2,559	2,458
	2,074,884	2,058,139
Less:valuation allowance	(2,084,884)	(2,058,139)

	$--	$--

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – INCOME TAXES (Continued)

The Company’s income tax expense from continuing operations consists of the following:

	Three Months Ended March 31,		Year Ended December 31,
	2 0 0 6	2 0 0 5	2 0 0 5	2 0 0 4
	(Unaudited)	(Unaudited)
Current:
Federal	$ --	$ --	$ --	$ --
State	1,776	1,576	2,214	1,614

	1,776	1,576	2,214	1,614
Deferred:
Federal	--	--	--	--
State	--	--	--	--

	--	--	--	--

Provision for income taxes	$1,776	$1,576	$ 2,214	$ 1,614

The Company and each of its subsidiaries file separate income tax returns. The combined net operating loss carryforwards is approximately $4,763,000 for federal and state purposes, which expire through 2026. The utilization of these operating loss carryforwards may be limited based upon changes in ownership as defined in the Internal Revenue Code.

A reconciliation of the difference between the expected income tax rate using the statutory Federal tax rate and the Company’s effective rate for continuing operations is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2 0 0 6	2 0 0 5	2 0 0 5	2 0 0 4
	(Unaudited)	(Unaudited)

U.S. Federal income tax statutory rate	(34)%	(34)%	(34)%	(34)%
State income tax	1	1	1	1
Valuations Allowance	34	34	34	34

Effective tax rate	1%	1%	1%	1%

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – SHAREHOLDERS’ EQUITY

Repurchase of shares

In December 2004, the Company repurchased 20,000 shares of the Company’s common stock from one of its shareholders for $1. The shares are currently reflected as treasury stock and recorded using the cost method.

Sale of Securities

In January 2006, the Company entered into stock purchase agreements with two unrelated individuals for the sale of an aggregate of 2 million shares of the Company’s common stock at a price of two cents per share, the market value as determined by the Company at that date. The Company received $40,000 in proceeds from the sales. There were no material costs related to the sale.

Consulting Agreement

In February 2006, the Company entered into a consulting agreement with a stockholder. Pursuant to the agreement, the stockholder is to perform certain business management consulting services through February 2008 in exchange for an aggregate of 250,000 shares of the Company’s common stock. The Company has valued these services at three cents per share, the market value of the shares on the date of the agreement, and will expense the cost of the services over the term of the agreement.

Increase in Authorized Shares

In February 2006, the shareholders approved an increase in the number of authorized shares from 15,000,000 shares to 100,000,000 shares of common stock at a par value of $.001.

Issuance of Stock Options

In February 2006, the Company granted an option to purchase up to 14,000,000 shares of the Company’s common stock at an exercise price of $.03 per share to a director. The Company currently owes the director approximately $420,000 in salaries for services rendered over the past several years. The stock option shall expire (i) upon payment in full of the services above and any amounts that accrue in the future; or (ii) five years, whichever comes first. The value of the options granted have been calculated using the Black-Scholes valuation model and total $90,844 which will be amortized over the term of the options. The amount reported represents the minimum value of the options as the Company is currently nonpublic. The minimum value was estimated on the date of the grant with the following weighted average assumptions for the three months ended March 31, 2006: risk free interest rate of 4.88% and expected life of 5 years.

STOCKTRADE NETWORK, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

Shareholder Rights Agreement

In February 2006, the Company made a rights offering to the shareholders of record on December 31, 2005. Pursuant to the rights agreement, eligible shareholders were given the right to purchase up to 6.71 times the amount of shares they currently hold at a subscription price of $.03 per share. In May 2006, one stockholder exercised his right and purchased an additional 50,000 shares of the Company’s common stock for $1,500. The offering expired on June 30, 2006.

NOTE 9 – SUBSEQUENT EVENT

In May 2006, one of the shareholders of the Company made an advance to the Company totaling $24,000, bearing interest at 8% per annum.

STOCKTRADE NETWORK, INC.

4,816,255 Selling Security Holder Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director’s fiduciary duty, except:

*	for any breach of a director’s duty of loyalty to the corporation or its stockholders,
*	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
*	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
*	for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney’s fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnity has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$19.84
Legal fees and expenses (1)	$20,000.00
Accounting fees and expenses (1)	$ 7,500.00
Miscellaneous (1)	$ 1,000.00
Total (1)	$28,519.84

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 12, 2006, pursuant to separate stock purchase agreements between us and Irwin Tancer and Charles Noto, we issued 750,000 shares and 1,250,000 shares, respectively, of our restricted common stock for aggregate cash consideration of $40,000. The issuance was valued at $.02 per share or $40,000 in the aggregate. The above mentioned shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Messrs. Tancer and Noto were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Messrs. Tancer and Noto had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. No general advertising or public solicitation occurred during this issuance. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On February 24, 2006, our shareholders approved a rights offering to each existing shareholder of record as of December 31, 2005. Specifically, each shareholder was given the right to purchase up to 6.71 times the amount of shares such shareholder owned at such time at a price of $.03 per share. To date, two (2) shareholders have exercised such right aggregating $4,500 for 150,000 shares. The issuance was valued at $.03 per share or $4,500 in the aggregate. The above mentioned shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. No general advertising or public solicitation occurred during this issuance. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

The following exhibits are filed as part of registration statement:

2.1	Certificate of Merger - Delaware (1)
2.2	Certificate of Merger - New York (1)
3.1	Certificate of Incorporation – Northport Equity Trading, Inc. (1)
3.2	Certificate of Amendment to Certificate of Incorporation (1)
3.3	Certificate of Amendment to Certificate of Incorporation (1)
3.4	Certificate of Amendment to Certificate of Incorporation (1)
3.5	Certificate of Incorporation – Northport Holding Inc. (1)
3.6	Certificate of Amendment to Certificate of Incorporation – Northport Holding Inc. (1)
3.7	By-laws (1)
5.1	Legal opinion of Anslow Jaclin, LLP
10.1	Stock Purchase Agreement with Tancer
10.2	Stock Purchase Agreement with Noto
10.3	Consulting Agreement – Irwin Tancer
21.1	Subsidiaries (1)
23.1	Consent of Seligson & Giannattasio, CPA’s

(1) Filed with our original SB-2 Registration Statement on May 12, 2006 (SEC File No. 333-134071).

Item 28. UNDERTAKINGS.

(a) Rule 415 Offering:

Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Request for Acceleration of Effective Date:

Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c) Reliance on Rule 430A under the Securities Act:

Undertaking pursuant to Item 512(f) of Regulation S-B

The undersigned registrant hereby undertakes:

1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230).

424(b)(1), (4) or 230. 497(h)) as part of this registration statement as of the time the Commission declared it effective.

2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d) For Purposes of Determining Liability under the Securities Act:

Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

 1. If the small business issuer is relying on Rule 430B (ss. 230. 430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss. 230. 424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),

(b)(5), or (b)(7) (ss. 230. 424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),(vii), or (x) (ss. 230. 415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2. If the small business issuer is subject to Rule 430C (ss. 230. 430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York on the 11th day of August, 2006.

STOCKTRADE NETWORK INC.

By:	/s/ Anthony J. Fusco
ANTHONY J. FUSCO Title: President, Treasurer and Director

POWER OF ATTORNEY

The undersigned director and officer of Stocktrade Network, Inc. hereby constitutes and appoints Anthony J. Fusco, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Anthony J. Fusco	President, Treasurer and Director	Dated: August 11, 2006